Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Hewlett Packard Enterprise Company pertaining to the Silicon Graphics International Corp. 2005 Equity Incentive Plan, as Amended, 2005 Non-Employee Directors’ Stock Option Plan, 2006 New Recruit Equity Incentive Plan, as Amended and Restated, and 2014 Omnibus Incentive Plan, as Amended of our report dated December 17, 2015, with respect to the combined and consolidated financial statements of Hewlett Packard Enterprise Company included in its Annual Report (Form 10-K) for the year ended October 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
San Jose, California
November 30, 2016